Exhibit 99.1

FOR IMMEDIATE RELEASE

SolarCity Appoints Semiconductor Veteran Brad Buss as Chief Financial Officer

SAN MATEO, Calif., Aug. 4, 2014—SolarCity Corporation (NASDAQ: SCTY) has appointed Brad Buss as chief financial officer. Buss, a 20+-year veteran of semiconductor and electronics manufacturing and longtime CFO of Cypress Semiconductor, will oversee SolarCity’s global finance, accounting, structured finance and investor relations organizations and report to CEO Lyndon Rive. Buss replaces Bob Kelly, who is retiring from SolarCity in August. Buss will assume his new role on August 11, and Kelly will work with him to transition activities over the next few weeks.

“This is a tremendous addition to the executive team—Brad brings a combination of experience in semiconductor manufacturing, project finance and other key disciplines that we’ve been unable to find in any other executive,” said Lyndon Rive. “Brad is a perfect fit for SolarCity’s next stage of growth as we vertically integrate manufacturing to significantly lower the cost of solar electricity.”

“As CFO for the past two and a half years, Bob Kelly has played a key role in the development of our structured finance blueprint,” continued Rive. “We thank Bob for his contributions and wish him well in the future.”

Buss served Cypress Semiconductor as chief financial officer from August 2005 to June 2014 and oversaw a range of significant achievements—from the IPO of the company’s SunPower subsidiary to the issuance of the company’s first dividend. Prior to joining Cypress, Buss served as vice president of finance at Altera Corp., and prior to that, as CFO of Wyle Electronics’ Atlas Services Division. Buss also served as a member of Cisco Systems’ worldwide sales finance team, and as chief financial officer at Zaffire Inc. Mr. Buss is currently a member of the board of directors and audit committee chairman for both Tesla Motors and Cafepress.

About SolarCity

SolarCity® (Nasdaq:SCTY) provides clean energy. The company has disrupted the century-old energy industry by providing renewable electricity directly to homeowners, businesses and government organizations for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. The company makes solar energy easy by taking care of everything from design and permitting to monitoring and maintenance. SolarCity currently serves 15 states and signs a new customer every two minutes. Visit the company online at www.solarcity.com and follow the company on Facebook & Twitter.

Investor Contact	Media Contact
Aaron Chew	Jonathan Bass
650-963-5920	650-963-5156
investors@solarcity.com	press@solarcity.com

This release contains forward-looking statements including, but not limited to, statements regarding future cost reductions. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. You should read the section entitled “Risk Factors” in SolarCity’s quarterly report on Form 10-Q, which has been filed with the Securities and Exchange Commission and identifies certain of these and additional risks and uncertainties. We do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.